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                                                                 EXHIBIT 99.1
FOR IMMEDIATE RELEASE
JULY 28, 2004


             LIBERTY MEDIA AND COMCAST COMPLETE EXCHANGE OF LIBERTY SHARES
                  FOR PROGRAMMING ASSETS AND APPROXIMATELY $545 MILLION


ENGLEWOOD, CO and PHILADELPHIA, PA (July 28, 2004) - Liberty Media Corporation (NYSE: L, LMC.B) and Comcast Corporation (NASDAQ: CMCSA, CMCSK) today announced that they have completed the previously announced transaction under which Liberty Media has redeemed 120.3 million shares of its Series A common stock held by Comcast in exchange for 100% of the stock of a Liberty Media subsidiary, Encore ICCP, Inc. Through its acquisition of Encore ICCP, Comcast acquired a 10.4% interest in E! Entertainment Television (giving Comcast a total interest in E! of 60.5%), a 100% ownership interest in International Channel Networks, all of Liberty Media's rights, benefits and obligations under a TCI Music contribution agreement and approximately $545 million in cash.

The closing of the transaction also resolves all litigation pending between Comcast and Liberty Media regarding the TCI Music contribution agreement, which Comcast inherited as part of its acquisition of AT&T Broadband in November of 2002.

Liberty Media Corporation (NYSE: L, LMC.B) is a holding company owning interests in a broad range of electronic retailing, media, communications and entertainment businesses classified in three groups; Interactive, Networks and Tech/Ventures. Our businesses include some of the world's most recognized and respected brands and companies, including QVC, Encore, STARZ!, Discovery, IAC/InterActiveCorp, and The News Corporation Limited.

Comcast Corporation (Nasdaq: CMCSA, CMCSK) is principally involved in the development, management and operation of broadband cable networks and programming content. The Company is the largest cable company in the United States, serving more than 21 million cable subscribers. The Company's content businesses include majority ownership of Comcast Spectacor, Comcast SportsNet, E! Entertainment Television, Style Network, The Golf Channel, Outdoor Life Network and G4techTV. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.

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Contacts:
Mike Erickson - Liberty Media Corporation
877-772-1518
Tim Fitzpatrick - Comcast Corporation
215-981-8515
Jenni Moyer - Comcast Corporation
215-851-3311